Exhibit 99.1

Vulcan Announces Record Operating Earnings for 2007

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Vulcan Materials Company (NYSE:VMC) today announced that 2007 full year sales, net cash provided by operating activities, operating earnings and earnings before interest, taxes, depreciation and amortization (“EBITDA”) were at record levels. Consolidated net sales were $3.1 billion in 2007, an increase of 2 percent from the prior year’s level. Net cash provided by operating activities of $708 million increased 22% from the 2006 level of $579 million. Operating earnings for 2007 were $714 million, up 3 percent from the 2006 level of $695 million. EBITDA in 2007 was $982 million, up 3 percent from the $950 million reported in 2006.

Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “Our business generated improved results in 2007 despite weaker demand for our products. The sharp downturn in residential construction activity was only partially offset by increased levels of highway construction and nonresidential construction. The pricing environment for aggregates remained favorable during 2007. The average selling price for aggregates increased 13 percent in 2007 despite a 9 percent decline in aggregates shipments.

“The past year also was highlighted by Vulcan’s purchase of Florida Rock Industries on November 16, 2007. This acquisition, which includes significant aggregates reserves in attractive markets, continues our long-term strategy to position our company in markets where reserves are limited and where demand for aggregates is expected to grow at above-average rates. The short time that Vulcan owned Florida Rock during this seasonally weak period, coupled with the one-time earnings effects from the transaction, resulted in the acquisition providing limited contribution to 2007 EBITDA. Integration of this acquisition is proceeding smoothly and according to our plans.”

Diluted earnings per share from continuing operations were $4.66 in 2007, including an estimated $0.32 per share reduction referable to the Florida Rock acquisition. Exclusive of Florida Rock, 2007 diluted earnings per share of $4.98 increased approximately 4 percent from the 2006 level of $4.81 per share. Earnings from continuing operations in 2006 included a gain of $0.17 per share resulting from an increase in the carrying value of the ECU earn-out. The current year’s corresponding gain from the ECU earn-out was $0.01 per share.

Legacy Vulcan Operating Results - Full Year

Sales from legacy Vulcan operations declined slightly as lower shipments were substantially offset by higher prices for all major products. Legacy aggregates earnings increased due to higher prices. Unit operating costs for aggregates produced at legacy Vulcan operations increased in 2007 due principally to the effects of higher depreciation expense referable to recently completed capital projects coupled with a 10 percent reduction in production. Additionally, unit costs for energy (diesel fuel and electric power) increased by approximately 7 percent. The earnings effect in 2007 of higher prices for diesel fuel on legacy Vulcan results was approximately $12 million before taxes, or $0.07 per share.

Shipments of asphalt and concrete declined 9 percent and 30 percent, respectively. Increased prices more than offset the effects of lower shipments resulting in sharply higher asphalt earnings. Concrete earnings declined sharply as a 6 percent increase in prices did not offset the effects of the decline in volume.

Legacy Vulcan Operating Results – Fourth Quarter

Fourth quarter 2007 construction activity declined in most markets, principally reflecting the downturn in residential construction. Accordingly, aggregates shipments declined 12 percent as compared to the fourth quarter of 2006. The average selling price for aggregates increased 9 percent in the fourth quarter. The year-over-year increase in pricing for aggregates was dampened by relatively greater volumes from lower-priced markets. Unit operating costs for aggregates increased mainly due to higher energy costs and the effects of lower production levels as compared to the prior year’s fourth quarter. Unit costs for diesel fuel increased 41 percent from the prior year, lowering operating earnings approximately $10 million before taxes.

Asphalt earnings declined slightly from the prior year’s fourth quarter. Asphalt shipments were 8 percent lower than the same period in 2006. Asphalt prices increased 5 percent, offsetting most of the earnings effect of lower shipments. Concrete shipments, tied more closely to residential construction than are aggregates shipments, declined 24 percent in the fourth quarter while prices increased just over 1 percent. Concrete earnings declined sharply in the quarter primarily as a result of lower shipments.

Florida Rock

Commenting further on the Florida Rock acquisition, Mr. James stated, “Historical comparisons are difficult because we have rapidly integrated the businesses and Vulcan’s 2007 results include Florida Rock only for a six week year-end stub period. Generally, this period is characterized by seasonally low sales levels while the impact on earnings per share for depreciation, interest, overhead and shares outstanding during this stub period is essentially the same as in other calendar periods of comparable length.

“The 2007 earnings impact of Florida Rock includes operating results for the stub period that Vulcan owned the business, interest expense associated with the financing of the transaction, additional shares issued as part of the transaction, one-time expenses associated with executing the transaction and integrating the businesses, and depreciation associated with the write-up of assets to fair market value due to purchasing accounting. Specifically, 2007 results include approximately $0.13 per share due to one-time transaction related items, $0.12 per share related to higher interest expense attributable to the additional debt incurred to fund the transaction, and $0.07 per share due to the effect of additional shares issued in conjunction with the transaction. Of the $0.32 per share dilution for the full year, approximately $0.28 was incurred in the fourth quarter.

All results are unaudited.

Outlook

Commenting on the outlook for 2008, Mr. James stated, “While market conditions remain uncertain, we expect another year of record sales and EBITDA for Vulcan. The broad use of aggregates in construction and the multi-year nature of highway and infrastructure projects should help offset continued weakness in residential construction and some softening in certain categories of private nonresidential construction.

“Leading indicators such as contract awards for highways and nonresidential construction in Vulcan-served markets continue to grow and lead other U.S. markets. Some of this increased spending is being offset by higher costs for construction inputs including steel and energy-related costs such as liquid asphalt and diesel fuel. However, we expect aggregates demand in our markets for public infrastructure projects and for nonresidential construction to increase in 2008. The greatest uncertainty remains in the residential construction sector, where 2008 likely will be another year of double-digit declines in activity. Collectively, we expect 2008 aggregates shipments for legacy Vulcan to be flat to down 2 percent versus the prior year. Including the Florida Rock operations for a full year should result in an increase in aggregates shipments of 9 to 12 percent.

“A pricing environment that recognizes the high cost of replacing reserves has been instrumental for price improvement despite lower volumes. The pricing momentum we achieved in 2005 and 2006 continued in 2007. In 2008, we believe this momentum will continue resulting in price improvement of 8 to 10 percent.

“Earnings for the asphalt and concrete segment should be higher in 2008 due to the Florida Rock acquisition. In legacy operations, the average unit price for asphalt and concrete should increase and partially offset cost increases due to lower sales volumes and higher prices for key raw materials, including liquid asphalt, cement and internally-supplied aggregates. Asphalt margins should approximate the prior year while legacy concrete margins should be slightly lower. Total concrete volumes for the combined company in 2008 should be in the range of 7.0 to 7.3 million cubic yards.

“As a result, we expect consolidated EBITDA for 2008 to be in the range of $1.375 to $1.425 billion. Consolidated earnings from continuing operations should be in the range of $4.75 to $5.15 per diluted share.

“During the first quarter of 2008, we expect to complete the divestiture required by the Department of Justice of nine sites in a series of transactions. We currently expect these divestitures to be a combination of cash sales and asset swaps. Our 2008 earnings outlook includes $85 to $90 million of EBITDA and $0.47 to $0.50 per share of diluted earnings referable to the transactions. The expected EBITDA and per share earnings incorporate gains related to the two divestiture properties owned by legacy Vulcan, earnings from the divestiture properties prior to their sale, post divestiture earnings from swap properties received in exchange for some of the divested properties and lower interest expense arising from the use of cash proceeds to reduce debt.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CST on February 14, 2008. Investors and other interested parties in the U.S. may access the teleconference live by calling (888) 680-0869 approximately 10 minutes before the scheduled start. International participants can dial (617) 213-4854. The access code is 43648415. A live webcast will be available via the Internet through Vulcan's home page at vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through February 21, 2008.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company's Chemicals business; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the Company’s recent acquisition of Florida Rock Industries, Inc., including the ability to successfully integrate its operations and to achieve the anticipated cost savings and operational synergies; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2007	2006	2007	2006

Net sales	$807,190	$742,743	$3,090,133	$3,041,093
Delivery revenues	49,700	73,561	237,654	301,382
Total revenues	856,890	816,304	3,327,787	3,342,475

Cost of goods sold	586,107	505,507	2,139,230	2,109,189
Delivery costs	49,700	73,561	237,654	301,382
Cost of revenues	635,807	579,068	2,376,884	2,410,571

Gross profit	221,083	237,236	950,903	931,904
Selling, administrative and general expenses	77,496	66,290	289,604	264,276
Gain on sale of property, plant and equipment, net	1,877	1,886	58,659	5,557
Other operating (income) expense, net	(425)	1,233	5,390	(21,904)
Minority interest in losses of a consolidated subsidiary	151	-	151	-
Operating earnings	145,738	171,599	714,417	695,089

Other (expense) income, net	(4,822)	881	(5,322)	28,541
Interest income	3,541	1,138	6,625	6,171
Interest expense	26,994	6,621	48,218	26,310
Earnings from continuing operations before income taxes	117,463	166,997	667,502	703,491
Provision for income taxes	31,324	52,002	204,416	223,313
Earnings from continuing operations	86,139	114,995	463,086	480,178
Loss on discontinued operations, net of tax	(1,527)	(1,187)	(12,176)	(9,964)
Net earnings	$84,612	$113,808	$450,910	$470,214
Basic earnings (loss) per share:
Earnings from continuing operations	$0.85	$1.21	$4.77	$4.92
Discontinued operations	(0.02)	(0.01)	(0.12)	(0.10)
Net earnings per share	$0.83	$1.20	$4.65	$4.82

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.83	$1.19	$4.66	$4.81
Discontinued operations	(0.01)	(0.02)	(0.12)	(0.10)
Net earnings per share	$0.82	$1.17	$4.54	$4.71

Weighted-average common shares outstanding:
Basic	101,574	94,704	97,036	97,577
Assuming dilution	103,475	96,961	99,403	99,777
Cash dividends declared per share of common stock	$0.46	$0.37	$1.84	$1.48
Depreciation, depletion, accretion and amortization from continuing operations	$81,734	$59,483	$272,805	$226,351
Effective tax rate from continuing operations	26.7%	31.1%	30.6%	31.7%
		Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2007	2006

Assets
Cash and cash equivalents	$34,888	$55,230
Accounts and notes receivable:
Accounts and notes receivable, gross	427,942	394,815
Less: Allowance for doubtful accounts	(6,015)	(3,355)
Accounts and notes receivable, net	421,927	391,460
Inventories:
Finished products	286,591	214,508
Raw materials	28,330	9,967
Products in process	4,115	1,619
Operating supplies and other	37,282	17,443
Inventories	356,318	243,537
Deferred income taxes	53,404	25,579
Prepaid expenses	32,601	15,388
Assets held for sale	259,775	-
Total current assets	1,158,913	731,194
Investments and long-term receivables	25,445	6,664
Property, plant and equipment:
Property, plant and equipment, cost	5,805,789	3,897,618
Less: Reserve for depr., depl., & amort	(2,185,695)	(2,028,504)
Property, plant and equipment, net	3,620,094	1,869,114
Goodwill	3,793,941	620,189
Other assets	344,511	200,673
Total assets	$8,942,904	$3,427,834

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$35,181	$630
Short-term borrowings	2,091,500	198,900
Trade payables and accruals	219,548	154,215
Other current liabilities	175,649	133,763
Liabilities of assets held for sale	6,309	-
Total current liabilities	2,528,187	487,508
Long-term debt	1,528,729	322,064
Deferred income taxes	678,486	287,905
Other noncurrent liabilities	446,827	319,458
Minority interest	410	-
Total liabilities	5,182,639	1,416,935
Shareholders' equity:
Common stock, $1 par value	108,234	139,705
Capital in excess of par value	1,607,865	191,695
Retained earnings	2,083,718	2,982,526
Accumulated other comprehensive loss	(39,552)	(4,953)
Treasury stock at cost	-	(1,298,074)
Shareholders' equity	3,760,265	2,010,899
Total liabilities and shareholders' equity	$8,942,904	$3,427,834
		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2007	2006

Operating Activities
Net earnings	$450,910	$470,214
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	272,805	226,370
Net gain on sale of property, plant and equipment	(58,659)	(5,557)
Net gain on sale of contractual rights	-	(24,841)
Contributions to pension plans	(1,808)	(1,433)
Share-based compensation	16,942	14,352
Increase in assets before initial effects of business acquisitions and dispositions	(10,346)	(75,989)
Increase (decrease) in liabilities before initial effects of business acquisitions and dispositions	16,872	(36,973)
Other, net	21,428	13,206
Net cash provided by operating activities	708,144	579,349

Investing Activities
Purchases of property, plant and equipment	(483,322)	(435,207)
Proceeds from sale of property, plant and equipment	88,939	7,918
Proceeds from sale of contractual rights, net of cash transaction fees	-	24,849
Proceeds from sale of Chemicals business	30,560	141,916
Payment for businesses acquired, net of acquired cash	(3,297,898)	(20,531)
Proceeds from sales and maturities of medium-term investments	-	175,140
Decrease in investments and long-term receivables	5,026	304
Other, net	2,396	604
Net cash used for investing activities	(3,654,299)	(105,007)

Financing Activities
Net short-term borrowings	1,892,600	198,900
Payment of short-term debt and current maturities	(2,042)	(272,532)
Payment of long-term debt	(33)	-
Proceeds from issuance of long-term debt, net of discounts	1,223,579	-
Debt issuance costs	(9,173)	-
Settlements of forward starting swaps	(57,303)	-
Purchases of common stock	(4,800)	(522,801)
Dividends paid	(181,315)	(144,082)
Proceeds from exercise of stock options	35,074	28,889
Excess tax benefits from share-based compensation	29,220	17,376
Other, net	6	-
Net cash provided by (used for) financing activities	2,925,813	(694,250)

Net decrease in cash and cash equivalents	(20,342)	(219,908)
Cash and cash equivalents at beginning of year	55,230	275,138
Cash and cash equivalents at end of year	$34,888	$55,230

				Table D

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below (amounts in thousands):
			2007	2006

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized			$ 41,933	$ 32,616
Income taxes			132,697	219,218

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions			582,866	-
Accrued liabilities for purchases of property, plant and equipment			32,065	32,941
Debt issued for purchases of property, plant and equipment			19	177
Proceeds receivable from exercise of stock options			152	31

2. Net Sales and Unit Shipments
	(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Net Sales by Product	2007	2006	2007	2006

Aggregates (a)	$ 567,424	$ 555,370	$ 2,316,662	$ 2,280,178
Asphalt mix and Concrete (b)	232,044	187,373	765,749	760,915
Cement (c)	7,722	-	7,722	-

Total net sales	$ 807,190	$ 742,743	$ 3,090,133	$ 3,041,093
(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b) Includes asphalt mix, ready-mixed concrete, concrete block, precast and prestressed concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.

Unit Shipments

Aggregates
Customer tons	52,879	57,287	219,237	242,473
Internal tons (d)	3,547	2,975	11,989	12,936
Aggregates - tons	56,426	60,262	231,226	255,409

Asphalt mix - tons	2,630	2,867	10,535	11,599

Concrete - cubic yards	971	574	2,584	2,893
Cement - tons	142	-	142	-

(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and concrete). Sales from internal shipments is eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

Legacy Operations Average Unit Sales Price (including internal sales)

Aggregates (freight adjusted) (e)	$ 9.37	$ 8.62	$ 9.35	$ 8.30
Asphalt mix	$ 48.89	$ 46.52	$ 48.47	$ 43.12
Ready-mixed concrete	$ 94.93	$ 93.78	$ 95.56	$ 90.37
(e) Freight adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Note: On November 16, 2007 the Florida Rock Industries (Florida Rock) acquisition closed. Net Sales dollars and Unit Shipments include the effects of this acquisition for the post-closing portion of the fourth quarter. Average Unit Sales Prices exclude Florida Rock.

					Table E

Reconciliation of Non-GAAP Performance Measures

		(Amounts in thousands, except per share data)

		Three Months Ended		Twelve Months Ended
		December 31		December 31
		2007	2006	2007	2006

GAAP Earnings from continuing operations before income taxes		$117,463	$166,997	$667,502	$703,491
	Gain on sale of contractual rights (1)	-	9	-	(24,841)
	Gain on sale of California real estate, net (2)	943	-	(40,023)	-
	Gain from adjustment in the carrying value of the ECU earn-out (3)	-	(1,002)	(1,929)	(28,722)
	Retrospective adjustment related to a change in accounting principle (4)	-	41	-	(30)
	Florida Rock Acquisition (5)	27,274	-	32,122	-
Earnings from continuing operations before income taxes, as adjusted (6)		$145,680	$166,045	$657,672	$649,898

GAAP Diluted earnings per share from continuing operations		$0.83	$1.19	$4.66	$4.81
	After-tax gain per diluted share resulting from the sale of contractual rights (1)	-	-	-	(0.15)
	After-tax gain per diluted share resulting from sale of California real estate, net (2)	0.01	-	(0.24)	-
	After-tax gain per diluted share resulting from the adjustment in the carrying value of the ECU earn-out (3)	-	(0.01)	(0.01)	(0.17)
	After-tax gain per diluted share resulting from the retrospective adjustment related to a change in accounting principle (4)	-	-	-	(0.03)
	Florida Rock Acquisition (5)	0.28	-	0.32	-
Earnings per share from continuing operations, net of tax, as adjusted (6)		$1.12	$1.18	$4.73	$4.46

(1)

During the second quarter of 2006, the Company recognized a $25 million pretax gain from the sale of its contractual rights to mine the Bellwood quarry in Atlanta, Georgia. The City of Atlanta plans to convert the property into a city park and greenspace as part of a larger economic growth and development project around the city's perimeter. The Company worked with city and county officials to achieve this mutually beneficial transaction.

(2)

In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(3)

In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals was required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005. In September 2007, the company received the final payment under the ECU earn-out of $22.1 million, bringing cumulative cash receipts to the $150 million cap. The ECU earn-out was accounted for as a derivative instrument; accordingly, it was reported at fair value. Changes to the fair value of the ECU derivative were recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(4)

On January 1, 2007 the Company adopted FSP AUG AIR-1 "Accounting for Planned Major Maintenance Activities" and retrospectively adjusted prior year financial statements as required under the FSP. One result of the retrospective application of this change in accounting principle was an increase in the cumulative undistributed earnings at a certain wholly owned foreign subsidiary, and an increase in the associated deferred tax liability. During the second quarter of 2006, we determined that the cumulative undistributed earnings at this foreign subsidiary would be indefinitely reinvested offshore, and accordingly reversed the associated deferred tax liability pursuant to Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes - Special Areas." Consistent with our prior determination that the cumulative undistributed earnings would be indefinitely reinvested offshore, the deferred tax liability arising from the retrospective adjustments was reversed, resulting in a favorable adjustment to the provision for income taxes during the second quarter of 2006.

(5)

On November 16, 2007, the Company acquired 100% of the outstanding common stock of Florida Rock Industries, Inc. a leading producer of construction aggregates, cement, concrete, and concrete products in southeastern and mid-Atlantic states, in exchange for cash and stock. The 2007 results include approximately $0.13 per diluted share due to one-time transaction related costs, $0.12 per diluted share related to higher interest expense attributable to the additional debt incurred to fund the transaction, and $0.07 per diluted share due to the effect of additional shares issued in conjunction with the transaction.

(6)

The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

		Table F

Reconciliation of Non-GAAP Measures
EBITDA Reconciliations

	(Amounts in thousands)
	Twelve Months Ended
	December 31
	2007	2006

Reconciliation of Net Cash Provided by Operating Activities to EBITDA

Net cash provided by operating activities	$708,144	$579,349
Changes in operating assets and liabilities before initial effect of business acquisitions and dispositions	(6,526)	112,962
Other items, net	22,097	4,254
Discontinued operations, net of tax	12,176	9,964
Income tax expense	204,416	223,313
Interest (income)/expense, net	41,593	20,139

EBITDA	$981,900	$949,981

Reconciliation of Operating Earnings to EBITDA

Operating earnings	$714,417	$695,089
Other (expense) income, net	(5,322)	28,541
EBIT	709,095	723,630
Depreciation, depletion, accretion and amortization from continuing operations	272,805	226,351

EBITDA	$981,900	$949,981

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. This financial metric is often used by the investment community as one indicator of a company’s ability to incur and service debt. EBITDA is not defined by generally accepted accounting principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

EBITDA is presented for the convenience of the investment professionals that use the metric in their analysis and to provide the Company's shareholders an understanding of one metric management uses to assess performance. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan's management internally uses EBITDA to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan’s management does not use this metric as a measure to allocate resources internally.

CONTACT:
Vulcan Materials Company
Investor Contact:
Mark Warren, 205-298-3220
OR
Media Contact:
David Donaldson, 205-298-3220